UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): May 10, 2009

Gulf Resources, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-20936 (Commission File Number)	13-3637458 (IRS Employer Identification No.)

Chenming Industrial Park, Shouguang City, Shandong, China 262714
(Address of principal executive offices and zip code)

+86 (536) 567-0008
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the Amendment Agreement dated January 24, 2009 by and among the Company, Shouguang City Haoyuan Chemical Company Limited (the “SCHC”), China Finance, Inc., Shenzhen Hua Yin Guaranty and Investment Limited Liability Corporation (the “Shenzhen Hua Yin”) and Top King Group Limited, Billion Gold Group Limited and Topgood International Limited (each a “Holder” and collectively, the “Holders”), the Company entered into a Lock-up Agreement dated as of May 10, 2009 (the “Lock-up Agreement”) with the Holders and the following shareholders of the Company:  Ming Yang, the Company’s Chairman, Wenxiang Yu, the wife of Mr. Yang, Zhi Yang, the son of Mr. Yang and Ms. Yu and Shandong Haoyuan Industry Group Ltd., of which Mr. Yang is the controlling shareholder, chief executive officer and a director (each a “Shareholder” and collectively, the “Shareholders”).  Under the Lock-up Agreement, the Holders and Shareholders agreed that they have not and will not sell in a public transaction on the Over the Counter Bulletin Board or on a national stock exchange, as the case may be, any shares of the Company’s common stock that the Holders and Shareholders presently own or may acquire on or after May 10, 2009 (the “Lock-Up Shares”) during the period commencing on May 10, 2009 and expiring on March 9, 2011 (the “Lock-up Period”).  However, each Holder and Shareholder has a right, solely in a private transaction, to assign, trade, transfer, hypothecate, or pledge the Lock-Up Shares, provided that in the case of a proposed private transaction by a Holder: (i) the Holder complies with the provision of the Right of First Refusal (as defined below), and (ii) the transferee in such private transaction, agrees to enter into this Lock-up Agreement prior to the Lock-Up Shares being transferred to them.

During the Lock-up Period, each Holder shall promptly notify in writing (the "Transfer Notice") the Shareholders of any proposed private transfer of the Common Stock, including the number and price per share, of such shares proposed to be transferred (the “Offered Shares”). The Shareholders shall have the right, for a period of ten (10) days following receipt of the Transfer Notice (the “Option Period”), to purchase all the Offered Shares included in the Transfer Notice (the “Right of First Refusal”).  If the Shareholders elect to exercise their Right of First Refusal, they shall deliver a written notice of same (the “Acceptance Notice”) to the Holder within the Option Period, and then the Shareholders shall be obligated to purchase the Accepted Shares at the price per share designated in the Transfer Notice.   If the Holder does not receive an Acceptance Notice from the Shareholders within the Option Period, then the Holder may privately transfer the Offered Shares, subject to the restrictions of discussed above; provided however that such private transfer must be at the same price per share or higher than the price per share in the Transfer Notice.  If the Holder proposes to privately transfer the Offered Shares at a price per share that is lower than that designated in the Transfer Notice, then that Holder must comply with all of the terms of the provision of the Right of First Refusal again by providing the Shareholders with another Transfer Notice specifying the lower price per share for the Offered Shares.

In addition, subject to compliance with Rule 144 under the Securities Act of 1933 (the “Rule 144”), each Holder further agreed in each month of the next twelve months following the Lock-up Period not to transfer shares of the Company’s common stock in an amount greater than two percent (2%) of the total shares of the Company’s common stock issued and outstanding in a public transaction, and each Shareholder further agreed in each month of the next twelve months following the Lock-up Period not to transfer shares of the Company’s common stock in an amount greater than one percent (1%) of the total shares of Common Stock issued and outstanding of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.                   Description
10.1                                Lock-up Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF RESOURCES, INC.

By:	/s/ Min Li
Name:	Min Li
Title:	Chief Financial Officer

Dated: May 14, 2009

Exhibit Index

Exhibit No.	Description
10.1	Lock-up Agreement